Exhibit 99.1

14040 Park Center Road, Herndon, Virginia 20171, 703-450-0400, FAX 703-450-0406
E-mail: info@steelcloud.com

For investor or marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Receives First Order for its New Blade Server Line
Collaboration with Intel Enhances SteelCloud Offerings for Enterprise Markets

Herndon, VA–July 14, 2005– SteelCloud, Inc., (Nasdaq:SCLD), a leading supplier of ready-to-deploy server appliances, security solutions and professional IT services, today announced it has received an order from a civilian agency of the Federal Government for multiple SteelCloud Blade Servers. The new SteelCloud server lines feature Intel Corporation's Server Blade technology. The SteelCloud servers are targeted for organizations seeking to streamline data center operations so they can expand capabilities without increasing complexity. Blade technology accomplishes this by utilizing many ultra-thin computers (blades) sharing centralized resources such as power supplies, fans and network switches in a single chassis.

"Intel is well aware of SteelCloud's reputation as market leader in network server integration," said Bill Elwell, Intel Blade Server Product Marketing Manager. "We're thrilled to have SteelCloud utilize our Server Compute Blade technology in their new high-performance server platforms. We look forward to having SteelCloud spearhead this important new technology into both their government and commercial markets."

The benefits of deploying the SteelCloud Blade Server family are:

•	Reduced Life Cycle costs – By sharing network switches, storage, power and cooling in a single chassis, total cost of ownership is reduced.

•	Scalability – The blade server chassis holds up to 14 computer blades.

•	Better Serviceability – Cabling costs are reduced dramatically; e.g., with a blade platform, a comparable set of rack servers and network switches is reduced from 129 to 20 cables.

•	High Availability – The platform features redundancy across all critical components to essentially eliminate any single point of failure.

The business case for switching to blade servers centers on lowering the total cost of ownership (TCO) compared to traditional box or rack server technology. Computer Economics, Inc., an Irvine, CA market research firm, projects that by 2009, blade servers will comprise approximately 33% of the total worldwide server market, rising to over $10 billion in annual sales.

"Walking into just about any organization's data center these days is almost like entering an electronic maze," said Michael Perri, SteelCloud Director of Engineering. "Servers, storage, networking equipment, monitors, patch panels and myriads of cables are everywhere - making network management daunting and difficult. This all adds up to higher costs for space, power and IT staffing. Our new Blade server line simplifies all this and allows organizations to streamline their data center operations."

The SteelCloud Blade servers are being assembled, integrated and tested at SteelCloud's new manufacturing operations center in Herndon, VA. The systems will be delivered to the customer in the Company's fiscal third quarter, which ends July 31, 2005.

About SteelCloud

SteelCloud is a leading provider of network security solutions, custom integration and professional IT services. The Company's ISO 9001:2000 certified Appliance Server Group designs and manufactures specialized servers and network appliances for volume users, large integrators and OEM customers. SteelCloud's Security Solutions Group delivers network security solutions in the form of security products, professional services and regulatory compliance solutions. In addition, the Company's Advanced Technology Group designs and develops proprietary SteelCloud software products. Over its 17-year history, SteelCloud has won numerous awards for technical excellence and outstanding customer service. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

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